Exhibit 99.1 BWAY Holding Company

Stock-Based Compensation[1]

We currently have three types of stock options outstanding under the BCO Holding Company Stock Incentive Plan: service, performance and exit. Prior to the public offering, service options generally became exercisable in three annual installments, performance options generally became exercisable in five annual installments if certain performance benchmarks were achieved and exit options generally became exercisable only under certain exit events relative to the Kelso affiliates.

As approved by the Compensation Committee of the Board of Directions, and contingent upon and concurrently with the completion of the public offering, each holder’s service and performance options became fully vested and 43% of each holder’s exit options became fully vested. The remaining unvested exit options will become vested in three equal tranches based on an average per share closing price of BWAY Holding Company common stock over any consecutive 45 day period with a minimum closing price on the 45th day for each tranche.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) as of October 2, 2006 using the “prospective transition” method. Under this method of adoption, compensation cost is recognized in the financial statements beginning with the effective date for all new awards and for awards outstanding at the effective date that are subsequently modified, repurchased or cancelled. Prior to the adoption of SFAS 123R, we determined stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations ("APB 25").

The accelerated vesting of options concurrent with the public offering, as discussed above, constituted a modification of previously issued awards. As such, we expect to recognize stock-based compensation expense in the third quarter of fiscal 2007 (ended July 1, 2007) of approximately $9.6 million as a result of the modification. This charge was estimated to be approximately $11.5 million in the unaudited condensed consolidated pro forma data contained in the Prospectus based on the mid-point of the preliminary offering range of $17.00, which was higher than the actual initial public offering price of $15.00. This charge represents the unrecognized stock-based compensation as determined under APB 25 for the modified options and any incremental fair value as a result of the modification as determined under SFAS 123R using a Black-Scholes option-pricing model.

The modification of the remaining 57% of exit options, which provides for vesting as discussed above, requires us to determine the fair value of such options at the IPO date (using the initial public offering price and other information). The fair value of the 57% of exit options at the public offering date will be recognized as stock-based compensation expense over the derived service period, as defined in SFAS 123R. We determined the fair value of these exit options at the public offering date to be approximately $11.3 million and expect to recognize stock-based compensation expense of $11.3 million as follows (in millions):

		Fiscal Year
	2007	2008	2009
Quarter 1	$0.0	$1.9	$1.0
Quarter 2	0.0	1.9	0.7
Quarter 3	0.3	1.8	0.4
Quarter 4	1.9	1.4	0.0
	$2.2	$7.0	$2.1

Prior to the public offering, we did not recognize stock-based compensation expense on exit options. No additional stock-based compensation expense will be recognized on stock options outstanding at the public offering date unless terms of the stock options are subsequently modified. The recognition of stock-based compensation expense as discussed above does not result in the use of cash. The amounts discussed above do not reflect stock-based compensation expense for any new share-based awards that may be granted in the future in the ordinary course of business.

1 This information should be read in conjunction with the Prospectus dated June 12, 2007 as filed with the Securities and Exchange Commission (the “Prospectus”).